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                                                                  EXHIBIT 8.1(A)

                         FIRST DEPOSIT BANCSHARES, INC.
                              POST OFFICE BOX 639
                          DOUGLASVILLE, GEORGIA 30133
                                 (770) 942-5108

                                 April 2, 2001

Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street
16th Floor
Atlanta, GA 30303

    Re: Merger of First Deposit Bancshares, Inc. with and into Community First
        Bank

Ladies and Gentlemen:

    We understand that in connection with the merger (the "Merger") of First Deposit Bancshares, Inc. with and into Community First Bank pursuant to the merger agreement (the "Merger Agreement") among Community First Banking Company ("Community First"), Community First Bank (the "Bank"), First Deposit Bancshares, Inc. ("First Deposit), and Douglas Federal Bank, FSB ("Douglas Federal"), dated January 18, 2001, you will render an opinion regarding certain federal income tax consequences of the Merger (the "Opinion"). In connection with such Opinion, you have requested that we make certain representations. We understand that you will be relying on such representations in delivering the Opinion and that the delivery of such Opinion is a condition precedent to the Merger. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement. This letter amends and replaces, in its entirety, the letter to you dated March 8, 2001, regarding similar representations in connection with the Opinion.

                     STATEMENT OF FACTS AND REPRESENTATIONS

    After consulting with our counsel and auditors regarding the meaning of and factual support for the following representations, we hereby certify and represent that the following representations are now true and will continue to be true at all times through the Effective Time:

(a) First Deposit has not made and will not make any extraordinary distributions within the meaning of Treasury Regulations Section 1.368-1T(e) with respect to its capital stock, prior to or in connection with the Merger.

(b) First Deposit has not and will not redeem, purchase or acquire any of the outstanding shares of First Deposit capital stock prior to or in connection with the Merger.

(c) As of the Effective Time, the fair market value of the Community First common stock and cash received by each First Deposit shareholder will be approximately equal to the fair market value of the First Deposit capital stock surrendered in the Merger.

(d) To the best of the knowledge of the management of First Deposit, there is no plan or intention by the shareholders to sell, exchange, or otherwise dispose of a number of shares of Community First common stock received in the Merger that would reduce the First Deposit shareholders' ownership of Community First common stock to a number of shares having a value, as of the date of the Merger, of less than 40 percent of the value of all of the formerly outstanding First Deposit common stock as of the same date. For purposes of this representation, only future transfers to Community First or a Related Person of Community First, or exchanges for any consideration that
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March 8, 2001
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    in substance is furnished by Community First or a Related Person of
    Community First have been considered. For purposes of this representation, shares of First Deposit common stock exchanged in the Merger for cash or other property or exchanged for cash in lieu of fractional shares of First Deposit common stock will be treated as outstanding stock on the date of the Merger.

(e) First Deposit has made no transfer of any of its assets (including any distribution of assets with respect to or in redemption of stock) in contemplation of the Merger other than in the ordinary course of business and payments for expenses incurred in connection with the Merger.

(f) First Deposit has no plan or intention to sell or otherwise dispose of any of its assets except for dispositions made in the ordinary course of business or the payment of expenses incurred by First Deposit pursuant to the Merger (including payments made with respect to fractional shares, if any).

(g) In the Merger, Bank will acquire at least 90 percent of the fair market value of First Deposit's net assets (i.e., fair market value of Interim's assets prior to the Merger less any liabilities) and at least 70 percent of First Deposit's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by First Deposit to shareholders who receive cash or other property, First Deposit assets used to pay expenses of the Merger, and all redemptions and distributions (except for "regular, normal" dividends) made by First Deposit immediately preceding the transfer, will be included as assets of First Deposit held immediately prior to the transaction.

(h) None of the compensation received by any shareholder-employee of First Deposit will be separate consideration for, or allocable to, any of their shares of First Deposit; none of the shares of Community First common stock received by any shareholder-employees of First Deposit will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of First Deposit will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

(i) Other than shares of First Deposit capital stock or options to acquire First Deposit capital stock issued as compensation to present or former service providers (including, without limitation, employees and directors) of First Deposit in the ordinary course of business, no issuances of First Deposit capital stock or rights to acquire First Deposit capital stock have occurred or will occur in contemplation of the Merger other than pursuant to options, warrants or agreements outstanding prior to the contemplation of the Merger.

(j) First Deposit and the shareholders of First Deposit will pay their respective expenses incurred in connection with the transaction.

(k) The liabilities, if any, of First Deposit to be assumed by Bank and the liabilities, if any, to which the transferred assets of First Deposit are subject were incurred by First Deposit in the ordinary course of its business.

(l) The fair market value and total adjusted basis of the assets of First Deposit transferred to Bank will equal or exceed the sum of the liabilities, if any, assumed by Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

(m) There is no intercorporate indebtedness existing between Community First and First Deposit or between Bank and First Deposit that was issued, acquired, or will be settled at a discount.

(n) First Deposit is not and will not be at the Effective Time an investment company as defined in section 368(a)(2)(f)(iii) and (iv) of the Code.

(o) First Deposit is not and will not be at the Effective Time under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(a) of the Code.
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(p) The Merger is being entered into for valid business reasons as set forth in the Registration Statement on Form S-4 and not solely for tax purposes.

(q) No shares of Bank have been or will be used as consideration or issued to shareholders of First Deposit pursuant to the Merger.

(r) Unless required by a "determination" (as defined in Section 1313) or as otherwise required by applicable law, neither Community First, Bank nor First Deposit will take any position on any tax returns or any other action or reporting position which is inconsistent with the qualification of the Merger as a reorganization under Section 368(a)(1)(A) and (a)(2)(D) of the Code or which is inconsistent with any of the representations in this opinion letter. Furthermore, the management of First Deposit is not aware of any plan or intention of First Deposit shareholders to take any position on any Federal, state or local tax return, or take any other action or reporting position, which is inconsistent with the qualification of the Merger as a reorganization under Section 368(a)(1)(A) and (a)(2)(D) of the Code or which is inconsistent with any of the representations of this letter.

(s) The Agreement and Plan of Merger between Community First, Bank, First Deposit, and Douglas Federal dated as of January 18, 2001 and the attachments thereto represent the entire understanding of Community First, Bank, and First Deposit with respect to the Merger.

                                          Very truly yours,
                                          First Deposit Bancshares, Inc.
                                          /s/ JOHN L. KING
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                                          By: John L. King
                                          Title: Chief Financial Officer